                                                                    EXHIBIT 12.1


                       COMPUTATION OF COVERAGE DEFICIENCY
                                 (IN THOUSANDS)


                                                                                                                Pro Forma
                                                           Year Ended                  Nine Months Ended      Twelve Months
                                                          December 31,                   September 30,           Ended
                                                                                                              September 30,
                                                       1995           1996          1996             1997         1997
                                                     -----------------------      ------------------------    -------------
 Net Income (Loss) Before Taxes, Discounted
     Operations, Extraordinary Items and
     Cumulative Effect of a Change in Accounting       $(907)        $(2,793)       $(1,656)       $(6,118)     $(11,767)
     Principle . . . . . . . . . . . . . . . . .

 Interest Expense  . . . . . . . . . . . . . . .         463           2,121            713          4,482        12,127

 Portion of Rents Representative of the
     Interest Factor . . . . . . . . . . . . . .         322             988            510          2,105         3,670
                                                       -----         -------        -------        -------      --------

 Income (Loss) Before Taxes as Adjusted  . . . .        (122)            316           (433)           469         4,030

 Fixed Charges:

     Interest Expense  . . . . . . . . . . . . .         463           2,121            713          4,482        12,127

     Interest Capitalized  . . . . . . . . . . .           0               0              0              0             0

     Portion of Rents Represented of the
         Interest Factor . . . . . . . . . . . .         322             988            510          2,105         3,670
                                                       -----         -------        -------        -------      --------
     Total Fixed Charges . . . . . . . . . . . .       $ 785         $ 3,109        $ 1,223        $ 6,587        15,797
                                                       -----         -------        -------        -------      --------

Preferred Dividends  . . . . . . . . . . . . . .          --             422            112          2,853         3,804

Combined Fixed Charges and Preferred
     Dividends . . . . . . . . . . . . . . . . .         785           3,531          1,335          9,440        19,601
                                                       -----         -------        -------        -------      --------

 Deficiency of Earnings to Combined Fixed
   Charges and Preferred Dividends . . . . . . .       $(907)        $(3,215)       $(1,768)       $(8,971)     $(15,571)
                                                       =====         =======        =======        =======      ========